Ex 99.1

SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
(214) 631-1166

Contact:	Thomas J. Morris	Erica Pettit / Alecia Pulman
	Senior Vice President - Capital Markets	Investor Relations / Media
	Silverleaf Resorts	Financial Dynamics
	214-631-1166 x2218	212-850-5600

SILVERLEAF RESORTS, INC. OPENS ITS FIRST
OFF-SITE SALES SHOWROOM

Second Sales Showroom scheduled to open in August 2006

DALLAS, TEXAS. (March 21, 2006) --- Silverleaf Resorts, Inc. (AMEX: SVL) today announced it has opened its first off-site sales showroom. This facility is centrally located in the Dallas/Fort Worth Metroplex in Irving, Texas.

Silverleaf President Sharon K. Brayfield commented, “We have received a very positive initial response to the opening of our Dallas/Fort Worth off-site sales showroom. Our sales have been historically conducted primarily through the on-site sales centers located at our resorts. This process required potential new members to visit one of our resorts to learn the benefits of our vacation ownership products. Our new Dallas/Fort Worth showroom allows us to offer new prospects in this marketplace a convenient off-site alternative to experience the amenities each of our 13 resorts affords without leaving their own community. We believe that we will also see an increase in our current Friends Plus member referral program in Dallas/Fort Worth because of the access and convenience a visit to the showroom provides.”

In addition to the opening of its Dallas/Fort Worth sales showroom, Silverleaf announced plans to open a second off-site sales showroom in Lombard, Illinois, a suburb of Chicago. The anticipated opening for this showroom is August 2006. Silverleaf has been serving the Illinois market since 1998, when its Fox River Resort was opened 75 miles west of Chicago. “By placing our second off-site sales showroom in Chicago, we can more efficiently expose the greater Chicago market - with a population of over 10 million - to the quality and services of our vacation resorts,” Ms. Brayfield noted.

The sales showrooms in Dallas/Fort Worth and Chicago will each be operated under the name of “Silverleaf Vacation Store.” Each will offer prospective members an interactive experience of Silverleaf’s resorts, including a photo gallery and film presentation profiling each of Silverleaf’s 13 current resorts. The two showrooms, which range from 15,000 to 16,000 square feet in size are estimated to cost approximately $1.2 million each to construct and will each employ approximately 30 to 40 sales personnel.

Ms. Brayfield said, “We view off-site sales showrooms as a key part of our strategic growth plan for the future. According to our projections, following an initial start-up period each showroom can generate between $10 million to $12 million in annual sales to new members.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2005 Annual Report on Form 10-K (pages 22 through 30 thereof) filed on March 17, 2006.